UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alaska Communications Systems Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-2126573
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Telephone Avenue Anchorage, Alaska	99503-6091

(Address of Principal Executive Offices)	(Zip Code)

Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan

(Full title of the plan)

Leonard A. Steinberg

General Counsel and Corporate Secretary

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503

(Name and address of agent for service)

(907) 297-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.01 per share	5,439,355 shares	$8.86	$48,192,685	$5,595.17

(1)

In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of common stock which become issuable under the Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan (the “2011 Plan”) by reason of any stock dividend, stock split, or similar transaction.

(2)

Pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, and solely for the purposes of calculating the registration fee, the proposed maximum offering price per share is based on the average of the high and low sales prices of the Common Stock of Alaska Communications Systems Group, Inc. (the “Company”) on the NASDAQ Global Market on June 20, 2011.

EXPLANATORY NOTE

On April 18, 2011 the Company’s Board of Directors approved the Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan (“2011 Plan”), subject to the approval of the Company’s shareholders. On June 10, 2011, the Company’s shareholders approved the 2011 Plan. This Registration Statement is being filed in order to register the 5,439,355 shares of Common Stock which may be offered or issued to eligible individuals under the 2011 Plan.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

PART I

Item 1. Plan Information

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(c)	The Company’s Current Reports on Form 8-K filed on January 10, 2011, January 24, 2011, February 24, 2011, March 1, 2011, March 21, 2011, April 5, 2011, May 9, 2011, May 11, 2011, and June 16, 2011; and

(d)	The description of the Company’s Common Stock, par value $.01 per share, included in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 17, 1999, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the issuance of the shares of Common Stock will be passed on for the Company by Leonard A. Steinberg, Esq., General Counsel and Corporate Secretary of the Company, who is eligible to receive awards under the 2011 Plan. As of June 20, 2011, Mr. Steinberg had a beneficial interest in an aggregate of 213,860 shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of Delaware (“DGCL”) provides that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified against expenses if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. The statutory indemnification is not exclusive of any rights provided by by-law, agreement, vote of shareholders or disinterested directors or otherwise.

Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL (unlawful dividends or stock repurchases); or

•	for transactions from which the director derived improper personal benefit.

Our amended and restated certificate of incorporation provides that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit to Form S-1/A File No. 333-888753 (filed 11/17/1999)).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to Form 8-K (filed 12/29/2010)).

4.3	The Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan (filed herewith).

5.1	Opinion of Leonard A. Steinberg, Esq. (filed herewith).

23.1	Consent KPMG LLP (filed herewith).

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page(s) to this Registration Statement).

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anchorage, State of Alaska, on this 28th day of June, 2011.

Alaska Communications Systems Group, Inc

By:	/s/ Wayne P. Graham

Wayne P. Graham
Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Wayne Graham and Leonard A. Steinberg as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

(Signature)	(Title)	(Date)

/s/ Edward (Ned) J. Hayes, Jr. Edward (Ned) J. Hayes, Jr.	Chairman of the Board	June 27, 2011

/s/ Anand Vadapalli Anand Vadapalli	President and Chief Executive Officer	June 28, 2011

/s/ Wayne Graham Wayne Graham	Chief Financial Officer	June 28, 2011

/s/ Annette M. Jacobs Annette M. Jacobs	Director	June 27, 2011

/s/ Brian Rogers Brian Rogers	Director	June 27, 2011

/s/ Peter D. Ley Peter D. Ley	Director	June 27, 2011

/s/ Gary R. Donahee Gary R. Donahee	Director	June 27, 2011

/s/ John Niles Wanamaker John Niles Wanamaker	Director	June 27, 2011

/s/ David W. Karp David W. Karp	Director	June 27, 2011

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit to Form S-1/A File No. 333-888753 (filed 11/17/1999)).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to Form 8-K (filed 12/29/2010)).

4.3	The Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan (filed herewith).

5.1	Opinion of Leonard A. Steinberg (filed herewith).

23.1	Consent KPMG LLP (filed herewith).

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page(s) to this Registration Statement).